CFNB THIRD QUARTER EARNINGS INCREASE 56% ON STRONG NON INTEREST INCOME

IRVINE, CALIFORNIA, April 28, 2017 -- California First National Bancorp (NASDAQ: CFNB) net earnings for the third quarter ended March 31, 2017 of $2.5 million increased 56% from $1.6 million for the third quarter of fiscal 2016. For the nine months ended March 31, 2017, net earnings of $8.7 million were up 77% from $4.9 million reported for the first nine months of fiscal 2016. Diluted earnings per share for the 2017 third quarter of $0.24 per share were up 58% from $0.15 per share for the 2016 third quarter, while diluted earnings per share $0.84 for the first nine months of fiscal 2017 were 80% above $0.47 per share reported for the same period of fiscal 2016.

The 56% increase in third quarter net earnings is due principally to gains on the sale of leases and leased property

  Third quarter net interest income increased 2% on higher yields on leases and loans and a 4% increase in average interest earning assets offset a slight decline in the net interest margin.
  Non-interest expenses declined by 7% in the 2017 third quarter.

As previously reported, in January 2017 the Company’s Bank subsidiary was advised by its primary regulator to cease originating new leveraged or non-leveraged syndicated commercial loans, and further advised in March 2017 to take action to substantially reduce its concentration of leveraged loans. As a result, the Company has not originated any new loans since January 2017 and has seen a high volume of loan payoffs during the third quarter, occurring both in the normal course and accelerated by the Bank’s inability to participate in extending the term of certain loans.

  Commercial loan portfolio declined by 17% during the third quarter to $374.6 million at March 31, 2017, as commercial loans booked of $10.5 million were offset by loan payoffs of $57.5 million. In addition, the Bank transferred $29.1 million of loans to loans held for sale at March 31, 2017.
  Lease bookings of $25.6 million for the third quarter of fiscal 2017 were down 39.0% from the third quarter of fiscal 2016, while nine month lease bookings of $79.9 million were down 24.2%.
  Combined, the net investment in leases and loans of $562.4 million at March 31, 2017 is down 13.8% from $652.4 million at December 31, 2016 and 12.3% from $641.4 million at June 30, 2016.
  The credit quality of the lease and loan portfolio continues to be strong. Non-performing assets were unchanged at 0.16% of total assets at March 31, 2017.
  New lease originations in the third quarter were very poor, and with no new loan commitments, total originations for the first nine months of fiscal 2017 are 40% below the prior year.
  Capital increased to $193.6 million at March 31, 2017, with Tier 1 common equity ratio now at 28%.

Selected Interest-Earning Asset and Interest-Bearing Liability Data

.	Quarter Ending March 31,				Nine Months Ending March 31,
(dollars in thousands)	2017		2016		2017		2016
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$117,201	0.83%	$78,223	0.49%	$107,366	0.65%	$72,673	0.31%
Investment securities	95,560	2.11%	100,454	2.09%	95,948	2.21%	91,180	2.11%
Commercial loans	424,895	3.82%	347,724	3.70%	420,900	3.79%	303,992	3.66%
Net investment in leases	192,459	4.87%	270,612	4.43%	211,850	5.58%	276,244	4.68%
Total interest-earning assets	$830,115	3.45%	$797,013	3.43%	$836,064	3.66%	$744,089	3.52%
Interest-bearing liabilities
Deposits	$621,184	1.15%	$573,573	1.08%	$627,363	1.19%	$525,029	1.07%
Borrowings	40,000	0.60%	57,000	0.46%	40,000	0.51%	49,055	0.40%
Total interest-bearing liabilities	$661,184	1.12%	$630,573	1.02%	$667,363	1.15%	$574,084	1.01%
Net interest spread (1)		2.33%		2.41%		2.51%		2.51%
Net interest margin (2)		2.56%		2.62%		2.75%		2.74%

1) Net interest spread is the difference between average yield on interest-earning assets and average rate paid on interest-bearing liabilities.

2) Net interest margin represents net interest income as a percent of average interest-earnings assets.

    Net Interest Income

    Third Quarter 2017 total interest income increased 4.6% to $7.2 million from $6.8 million for the third quarter of fiscal 2016. This increase includes an $845,200, or 26%, increase in commercial loan income and $126,700 increase in investment income, offset by $658,200 decrease in finance income.

      The growth in commercial loan income reflected a 22% increase in average loan balances to $424.9 million from $347.7 million for the same period of the prior year, while the average yield increased by 12 basis points to 3.82%.
      The decrease in finance income was due to a 29% decrease in average lease balances to $192.5 million offset by a 43 basis point increase in the average yield.
      Investment interest income increased 20% during the 2017 third quarter as average cash and investment balances increased 19.1% to $212.8 million but the average yield only increased by 2 basis points to 1.40% as a higher percent of investments were held in Fed Funds.
      During the third quarter of fiscal 2017, interest expense paid increased 14% to $1.8 million from $1.6 million, reflecting a 5% increase in the average balance of deposits and borrowings to $661.2 million and 9 basis point increase in average rate paid to 1.12%.
      The increased interest cost includes a 7 basis point increase in average cost of deposits to 1.15% on a $48 million increase in average deposits, with the total funding cost change tempered by a $17 million decrease in average borrowings at an average rate of that increased from 0.46% to .60%.
      The abrupt decline in commercial loan originations and accelerated loan payoffs during the third quarter, prior to realizing any benefit from reducing deposits and lower deposit rates, is believed to have negatively impacted net interest income during the third quarter.

    For nine months ended March 31, 2017, total interest income increased 17% to $22.9 million from $19.7 million for the same period of the prior year. This increase was due to a $3.6 million, or 43%, increase in commercial loan income, an $837,700 decline in finance income and a $506,100 increase in investment income.

      Commercial loan income growth reflected a 38% increase in average loan balances to $420.9 million from $304.0 million, while the average yield earned increased to 3.79% from 3.66%.
      Finance income declined 9% to $8.9 million, reflecting a 23% decrease in average lease balances to $211.9 million and a 90 basis point increase in average lease yield to 5.58%. Lease yield benefitted from incremental finance income from terminating leases that boosted the reported yield by 81 basis points.  Without that benefit, the average lease yield for the first nine months of fiscal 2017 would have increased by only 8 basis points.
      Investment interest income increased 32% to $2.1 million, reflecting a 24% increase in average cash and investment balances to $203.3 million and an 8 basis point increase in average yield to 1.40%.
      During the first nine months of fiscal 2017, interest expense paid increased 32% to $5.7 million from $4.3 million, reflecting a 16% increase in the average balance of deposits and borrowings to $667.4 million and 14 basis point increase in average rate paid to 1.15%.
      The rise in interest cost for the first nine months of fiscal 2017 includes a 12 basis point increase in average cost of deposits to 1.19% and a $102 million increase in average deposits, tempered by a $9 million decrease in average borrowings at an average rate of 0.51%.
      Net interest margin and spread were generally unchanged for the first nine months of fiscal 2017 as the accelerated finance income discussed above boosted margins by about 21 basis points for the nine month period.  Without that benefit, the net interest margin would have been down as lower yielding commercial loans and fed funds increased as a percent of interest-earning assets, and higher rates were paid on deposits.

    The Company did not add to the provision for credit losses during the third quarter of fiscal 2017, but added $900,000 for the first nine months.  This compared to a $200,000 provision made during the third quarter of the prior year and $1,275,000 for the nine months ended March 31, 2016. No provision was required during the third quarter of fiscal 2017 due to the lease and loan portfolio declining $90.1 million, or 14% to $570.0 million from $660.2 million at December 31, 2016.    As a result of the foregoing, net interest income after provision for credit losses for the third quarter of fiscal 2017 increased 5.6% to $5.3 million from $5.0 million for the third quarter of the prior year, while net interest income after provision for credit losses for the nine months ended March 31, 2017 increased 16% to $16.3 million.

    Non-interest income

    For the third quarter ended March 31, 2017, non-interest income of $1.8 million more than tripled from $497,400 for the same period of the prior year as income from leases reaching their end-of-term increased by $994,700 and gains on the sale of leases and loans in the third quarter of fiscal 2017 increased by $224,000.

    For the nine months ended March 31, 2017, non-interest income of $6.1 million was up 190% from $2.1 million reported for the first nine months of fiscal 2016. The $4.0 million increase includes a $2.5 million increase in income recognized on leases reaching the end of term, and a $1.4 million increase in the gain on sale of leases and loans.

    Non-interest Expenses

    The Company’s non-interest expenses for the third quarter of fiscal 2017 of $2.7 million were down 6.5% from $2.9 million for third quarter of fiscal 2016. For the nine months ended March 31, 2017, non-interest expenses of $7.9 million declined 3.2% from the same period of the prior year.  The decrease in both periods is primarily in comparison to the prior period that contained the write-down of a repossessed asset.

        Investment Securities

        Investment securities of $98.7 million at March 31, 2017 are down 1% from $99.8 million at June 30, 2016.  The decrease includes pay downs of $4.8 million and a $2.2 million decline in the fair value of securities held for sale that offset the purchase of $6 million of equity securities.

        Leases and Loans

        Third quarter 2017 lease and loan bookings of $36.2 million declined 65% from $104.5 million booked the prior year. This included booking only $10.5 million of new loans in the quarter, while lease bookings of $25.6 million declined 39% from $42 million the year before.

        Nine month 2017 lease and loan bookings of $203.4 million declined 31% from $296.2 million for the prior year period. Nine month loan bookings of $123.5 million were down 35% while lease bookings were down 24% to $79.9 million. Transactions in process declined 15% from June 30, 2016 to $26.3 million.

        2017 third quarter lease and loan originations decreased 91% from the third quarter of fiscal 2016, while nine month originations were down 39%. As a result, the estimated backlog of approved lease and loan commitments of $70.0 million at March 31, 2017 is down 32% from $103.4 million at December 31, 2016, and 20% below $88.4 million at March 31, 2016.

        Commercial Loan Portfolio and Regulatory Issues

        At March 31, 2017, 97% of the commercial loan portfolio consists of participations in syndicated transactions, compared to 96% at June 30, 2016, with approximately 65% characterized as “leveraged loans” under guidance promulgated by federal bank regulators, down from 79% under such guidance at June 30, 2016. At March 31, 2017, approximately 17% of the syndicated loan portfolio is rated investment grade (Baa3 or higher) by Moody's Investors Service compared to 24% of the syndicated loan portfolio at June 30, 2016, while approximately 16% relates to companies that are rated lower than Ba, up from 12% at June 30, 2016. Only one loan is rated less than pass by the Company at March 31, 2017.  There were 72 different credits in the syndicated loan portfolio at March 31, 2017, 60 of which are publicly traded companies accounting for 87% of the syndicated loan portfolio, with an estimated average equity market capitalization of $7.0 billion.

        In light of the decline in the loan portfolio, the Company took action in March 2017 to reduce deposits, particularly certificates of deposits (“CD”s), by drastically cutting rates offered on CDs. As a result, during the third quarter CDs declined by 9% and overall deposits declined by 8%. Nonetheless, the Company’s cash increased by over 20% to $111 million at March 31, 2017. Through this period of managing the decline in commercial loans and deposits, the Company expects to carry higher liquidity invested in lower yielding fed funds as the timing of deposit withdrawals and loan payoffs can be unpredictable.

        CalFirst Bank is pursuing an appeal of the regulatory restrictions placed on its ability to originate loans, but cannot predict if it will be successful in its appeal, or what the conditions of any relief might be. At this time, the Bank expects no new syndicated loan originations during the fourth quarter of fiscal 2017 and that, in addition to the $29 million of loans held for sale at March 31, 2017, another 10% to 15% of the loan portfolio may also be sold or paid off during the fourth quarter ending June 30, 2017.  If regulatory restrictions on the Bank's ability to originate syndicated commercial loans are not lifted, it is expected that this will require more than a 50% reduction in the Bank's leverage loan portfolio over the next twelve months and this will have an adverse effect on the ability of the Company to grow its business and net interest income.  The Company cannot predict when or how this issue ultimately may be resolved, and is not able to estimate the impact on fourth quarter 2017 and beyond results with any accuracy.

        California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

        This release contains forward-looking statements which involve management assumptions, risks and uncertainties.  The statements in this document that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include expectations regarding regulatory activities, backlog of lease and loan commitments and changes in interest income and lease and loan bookings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2016 Annual Report on Form 10-K and the 2017 quarterly reports on Form 10-Q.

        CONTACT:

        S. Leslie Jewett

        ljewett@calfirstbancorp.com

        949-255-0500

        CALIFORNIA FIRST NATIONAL BANCORP

        Consolidated Statements of Earnings

        (000's except per share data)

	Three months ended			Nine months ended
	March 31,		Percent	March 31,		Percent
	2017	2016	Change	2017	2016	Change

Finance & loan income	$6,404	$6,217	3.0%	$20,833	$18,048	15.4%
Investment interest income	747	620	20.5%	2,115	1,609	31.4%
Total interest income	7,151	6,837	4.6%	22,948	19,657	16.7%

Interest expense on deposits & borrowings	1,846	1,615	14.3%	5,732	4,347	31.9%
Net interest income	5,305	5,222	1.6%	17,216	15,310	12.4%
Provision for credit losses	-	200	(100.0)%	900	1,275	(29.4)%
Net interest income after provision for credit losses	5,305	5,022	5.6%	16,316	14,035	16.3%

Non-interest income
Operating & sales-type lease income	356	112	217.9%	1,795	366	390.4%
Gain on sale of leases, loans & leased property	1,326	352	276.7%	4,025	1,564	157.4%
Gain on sale of investment securities	-	-	n/a	-	23	(100.0)%
Other fee income	94	33	184.8%	276	149	85.2%
Total non-interest income	1,776	497	257.3%	6,096	2,102	190.0%

Non-interest expenses
Compensation & employee benefits	1,903	1,898	0.3%	5,559	5,581	(0.4)%
Occupancy	173	173	0.0%	521	511	2.0%
Professional and IT services	276	283	(2.5)%	770	828	(7.0)%
FDIC and regulatory fees	118	141	(16.3)%	390	386	1.0%
Repossessed assets	2	197	(99.0)%	2	197	(99.0)%
Other general & administrative	225	192	17.2%	624	625	(0.2)%
Total non-interest expenses	2,697	2,884	(6.5)%	7,866	8,128	(3.2)%

Earnings before income taxes	4,384	2,635	66.4%	14,546	8,009	81.6%

Income taxes	1,873	1,024	82.9%	5,887	3,115	89.0%

Net earnings	$2,511	$1,611	55.9%	$8,659	$4,894	76.9%

Basic earnings per common share	$0.24	$0.15	57.6%	$0.84	$0.47	79.7%
Diluted earnings per common share	$0.24	$0.15	57.6%	$0.84	$0.47	79.7%

Weighted average common shares outstanding	10,280	10,397		10,280	10,439
Diluted number common shares outstanding	10,280	10,397		10,280	10,439

        CALIFORNIA FIRST NATIONAL BANCORP

        Consolidated Balance Sheets

        (000’s)

	March 31,	December 31,	Percent	June 30,	Percent
	2017	2016	Change	2016	Change
ASSETS
Cash and short term investments	$111,005	$91,071	21.9%	$105,094	5.6%
Investment securities	98,718	93,995	5.0%	99,801	(1.1)%
Net receivables	1,304	1,463	(10.9)%	1,333	(2.2)%
Property for transactions in process	26,303	34,388	(23.5)%	30,932	(15.0)%
Loans held for sale	29,126	-	n/a	-	n/a
Net investment in leases	187,774	202,221	(7.1)%	237,674	(21.0)%
Commercial loans	374,627	450,167	(16.8)%	403,736	(7.2)%
Income tax receivable	69	98	(29.6)%	121	(43.0)%
Other assets	4,754	5,100	(6.8)%	5,036	(5.6)%
Discounted lease rentals assigned to lenders	1,060	1,841	(42.4)%	4,449	(76.2)%
	$834,740	$880,344	(5.2)%	$888,176	(6.0)%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,474	$2,166	(31.9)%	$1,697	(13.1)%
Deferred income taxes, net	7,001	7,997	(12.5)%	12,674	(44.8)%
Deposits	586,863	633,112	(7.3)%	633,147	(7.3)%
Borrowings	40,000	40,000	0.0%	40,000	0.0%
Other liabilities	4,749	4,224	12.4%	5,187	(8.4)%
Non-recourse debt	1,060	1,841	(42.4)%	4,449	(76.2)%
Total liabilities	641,147	689,340	(7.0)%	697,154	(8.0)%
Stockholders' Equity	193,593	191,004	1.4%	191,022	1.3%
	$834,740	$880,344	(5.2)%	$888,176	(6.0%